Exhibit 99.1

Garmin Reports First Quarter Revenue and Earnings Growth

Schaffhausen, Switzerland / May 3, 2017 / Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the first quarter ended April 1, 2017.

Highlights for the first quarter 2017 include:

•	Total revenue of $639 million, growing 2% over the prior year, with marine, outdoor, aviation and fitness collectively growing 12% over the prior year quarter and contributing 75% of total revenue
•	Gross margin improved to 58.3% compared to 54.5% in the prior year quarter
•	Operating margin improved to 18.2% compared to 16.6% in the prior year quarter
•	Operating income grew 12%
•	GAAP EPS was $1.26 and pro forma EPS(1) was $0.52
•	Began shipping the highly anticipated fēnix® 5 adventure watch series, with three watch designs appealing to a broader range of wrist sizes and style preferences
•	Launched the Forerunner 935 multisport watch, and introduced the vívosmart® 3 with all-day stress tracking

(in thousands,	13-Weeks Ended
except per share data)	April 1,	March 26,	Yr over Yr
	2017	2016	Change
Net sales	$638,546	$624,040	2%
Marine	104,445	82,880	26%
Outdoor	115,875	96,827	20%
Aviation	122,871	106,316	16%
Fitness	137,831	142,418	-3%
Auto	157,524	195,599	-19%

Gross margin %	58.3%	54.5%

Operating income %	18.2%	16.6%

GAAP diluted EPS	$1.26	$0.46	171%
Pro forma diluted EPS (1)	$0.52	$0.49	7%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We continued our trend of consolidated revenue growth led by double digit growth in our marine, outdoor and aviation segments,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “The fitness segment declined slightly due to the rapidly maturing market for basic activity trackers. However, demand for advanced wearables remains strong. Our product development pipeline is robust and we look forward to launching compelling new products throughout the remainder of the year.”

Marine:

The marine segment posted robust revenue growth of 26% driven by our solid lineup of chartplotters, fishfinders and entertainment products. Gross margin increased year-over-year to 57% with product mix shifting toward new products with higher margin profiles. Operating margin improved to 17%, resulting in 76% operating income growth. During the first quarter of 2017, we started shipping our new touchscreen and keyed chartplotter combo offerings in our popular GPSMAP® product line, with positive customer reception. We remain focused on innovations and achieving market share gains within the inland fishing category.

Outdoor:

During the first quarter of 2017, the outdoor segment grew 20% with significant contributions from wearable devices. Gross margin improved to 63% while operating margin improved to 30%, resulting in 24% operating income growth. We began shipping our highly anticipated fēnix® 5 adventure watch series late in the first quarter as well as the new Garmin branded inReach handhelds.

Aviation:

The aviation segment posted solid first quarter revenue growth of 16%, primarily driven by growth in aftermarket products. Gross and operating margins were strong at 74% and 31%, respectively, resulting in 27% operating income growth. During the quarter, we began shipping the G1000® NXi, the next generation integrated flight deck, expanded the market for our ADS-B products with the European Aviation Safety Agency certification of the GTX 345 and continued to enhance our portfolio of safety enhancing products with the G5, a cost-effective solution for electronic flight instruments. We will continue to focus on ADS-B and other global regulatory mandate opportunities that exist and gaining market share in the OEM market.

Fitness:

During the first quarter of 2017, the fitness segment posted a revenue decline of 3% driven by lower volume in basic activity trackers partially offset by growth in our advanced wearables with GPS. Gross and operating margins increased year-over-year to 56% and 13%, respectively, resulting in an 11% growth in operating income. During the first quarter, we launched the Forerunner 935, our most advanced multisport watch with performance monitoring tools and introduced the vívosmart 3, an ultra-slim smart activity tracker with wrist based heart rate and innovative all-day stress tracking. While the market for basic activity trackers has matured rapidly over the past year, we continue to see opportunities within the advanced wearable with GPS category and are confident in our product roadmap for the remainder of 2017.

Auto:

The auto segment recorded revenue decline of 19% in the first quarter of 2017, primarily due to the ongoing PND market contraction partially offset by growth in our Auto OEM product lines. Gross margin remained constant at 44%, while operating margin declined year-over-year to 4%. During the first quarter of 2017, we began shipping the next generation Drive series PNDs, offering expanded safety and driver awareness features with WiFi capability, and introduced the Dash Cam 45 and 55 offering a high-quality recording in a compact form factor.

Additional Financial Information:

Total operating expenses in the quarter were $256 million, an 8% increase from the prior year. Research and development increased 13% driven by aviation and advanced wearable products in fitness and outdoor. Selling, general and administrative expenses increased 7% driven primarily by legal related expenses and information technology costs. Advertising was relatively flat year over year.

In the first quarter of 2017, we reported a $150 million income tax benefit. Excluding the $169 million income tax benefit due to the revaluation of certain Switzerland deferred tax assets, our pro forma effective tax rate for the first quarter of 2017 was 21.3% compared to an effective tax rate of 18.1% in the prior year. The year-over-year increase in the pro forma effective tax rate is primarily due to the Company’s election in February 2017 to align certain Switzerland corporate tax positions with evolving international tax initiatives.

In the first quarter of 2017, we generated $95 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $96 million and our share repurchases activity, which totaled approximately $28 million in the first quarter of 2017. We have approximately $47 million remaining in the share repurchase program authorized through December 31, 2017, and expect to repurchase Company stock as business and market conditions warrant. We ended the quarter with cash and marketable securities of approximately $2.3 billion.

As announced in February 2017, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 9, 2017 a cash dividend in the total amount of $2.04 per share (subject to possible adjustment based on the total amount of the dividend in Swiss Francs as approved at the annual meeting), payable in four equal installments on dates to be approved by the Board.

2017 Guidance:

We are maintaining our 2017 guidance of approximately $3.02 billion of revenue and approximately $2.65 of pro forma EPS.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 3, 2017 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until July 6, 2017 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, currency movements, expenses, pricing, new products to be introduced in 2017, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2016 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2016 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Garmin, the Garmin logo, the Garmin delta, DeLorme, fēnix, GPSMAP and vívofit, are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Garmin Elevate and QuickFit are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	April 1,	March 26,
	2017	2016
Net sales	$638,546	$624,040

Cost of goods sold	266,423	284,190

Gross profit	372,123	339,850

Advertising expense	31,525	32,233
Selling, general and administrative expense	102,051	95,610
Research and development expense	122,202	108,204
Total operating expense	255,778	236,047

Operating income	116,345	103,803

Other income (expense):
Interest income	8,444	7,428
Foreign currency losses	(37,497)	(4,839)
Other income	400	1,155
Total other income (expense)	(28,653)	3,744

Income before income taxes	87,692	107,547

Income tax (benefit) provision	(150,120)	19,455

Net income	$237,812	$88,092

Net income per share:
Basic	$1.26	$0.46
Diluted	$1.26	$0.46

Weighted average common shares outstanding:
Basic	188,333	189,497
Diluted	189,031	189,651

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share information)

	(Unaudited)
	April 1,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$833,577	$846,883
Marketable securities	258,400	266,952
Accounts receivable, net	391,345	527,062
Inventories, net	533,151	484,821
Deferred costs	46,124	47,395
Prepaid expenses and other current assets	94,313	89,903
Total current assets	2,156,910	2,263,016

Property and equipment, net	503,840	482,878

Marketable securities	1,211,141	1,213,285
Restricted cash	117	113
Noncurrent deferred income tax	283,440	110,293
Noncurrent deferred costs	57,579	56,151
Intangible assets, net	303,414	305,002
Other assets	84,240	94,395
Total assets	$4,600,681	$4,525,133

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$136,901	$172,404
Salaries and benefits payable	69,892	88,818
Accrued warranty costs	34,427	37,233
Accrued sales program costs	46,468	80,953
Deferred revenue	140,452	146,564
Accrued royalty costs	26,006	36,523
Accrued advertising expense	17,039	37,440
Other accrued expenses	79,986	70,469
Income taxes payable	20,288	16,163
Dividend payable	-	96,168
Total current liabilities	571,459	782,735

Deferred income taxes	62,593	61,220
Non-current income taxes	124,265	121,174
Non-current deferred revenue	138,665	140,407
Other liabilities	1,637	1,594

Stockholders' equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 188,156 shares outstanding at April 1, 2017 and 188,565 shares outstanding at December 31, 2016	17,979	17,979
Additional paid-in capital	1,831,824	1,836,047
Treasury stock	(474,859)	(455,964)
Retained earnings	2,294,654	2,056,702
Accumulated other comprehensive income	32,464	(36,761)
Total stockholders' equity	3,702,062	3,418,003
Total liabilities and stockholders' equity	$4,600,681	$4,525,133

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	13-Weeks Ended
	April 1,	March 26,
	2017	2016
Operating activities:
Net income	$237,812	$88,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14,658	13,078
Amortization	7,070	7,115
Loss on sale or disposal of property and equipment	8	38
Provision for doubtful accounts	(294)	285
Deferred income taxes	(171,523)	3,906
Unrealized foreign currency loss (gain)	42,281	(5,412)
Provision for obsolete and slow moving inventories	7,193	8,026
Stock compensation expense	8,206	8,172
Realized loss (gain) on marketable securities	291	(452)
Changes in operating assets and liabilities:
Accounts receivable	135,253	130,036
Inventories	(41,398)	(18,873)
Other current and non-current assets	7,534	(3,937)
Accounts payable	(44,180)	(45,515)
Other current and non-current liabilities	(81,038)	(31,606)
Deferred revenue	(8,375)	(12,337)
Deferred cost	(46)	(2,496)
Income taxes payable	6,943	(8,733)
Net cash provided by operating activities	120,395	129,387

Investing activities:
Purchases of property and equipment	(25,538)	(13,908)
Proceeds from sale of property and equipment	7	-
Purchase of intangible assets	(1,222)	(1,716)
Purchase of marketable securities	(96,049)	(151,070)
Redemption of marketable securities	109,526	237,464
Change in restricted cash	(4)	(2)
Acquisitions, net of cash acquired	-	(62,137)
Net cash (used in) provided by investing activities	(13,280)	8,631

Financing activities:
Dividends paid	(96,028)	(96,566)
Purchase of treasury stock under share repurchase plan	(27,873)	(19,796)
Purchase of treasury stock related to equity awards	(3,452)	(16)
Proceeds from issuance of treasury stock related to equity awards	-	103
Tax benefit from issuance of equity awards	-	2
Net cash used in financing activities	(127,353)	(116,273)

Effect of exchange rate changes on cash and cash equivalents	6,932	2,864

Net increase (decrease) in cash and cash equivalents	(13,306)	24,609
Cash and cash equivalents at beginning of period	846,883	833,070
Cash and cash equivalents at end of period	$833,577	$857,679

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit, and Operating Income by Segment (Unaudited)

(In thousands)

	Reportable Segments
	Marine	Outdoor	Aviation	Fitness	Auto	Total

13-Weeks Ended April 1, 2017

Net sales	$104,445	$115,875	$122,871	$137,831	$157,524	$638,546
Gross profit	$59,747	$73,469	$91,233	$77,741	$69,933	$372,123
Operating income	$18,145	$34,451	$38,608	$18,472	$6,669	$116,345

13-Weeks Ended March 26, 2016

Net sales	$82,880	$96,827	$106,316	$142,418	$195,599	$624,040
Gross profit	$44,149	$58,932	$78,331	$72,294	$86,144	$339,850
Operating income	$10,293	$27,885	$30,486	$16,573	$18,566	$103,803

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended
	April 1,	March 26,	Yr over Yr
	2017	2016	Change
Net sales	$638,546	$624,040	2%
Americas	320,189	317,957	1%
EMEA	226,795	225,728	0%
APAC	91,562	80,355	14%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, the effective tax rate and income tax provision before the effect of such discrete tax items are important measures in order to permit consistent comparison between periods. In fiscal 2016, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries

Effective tax rate (Pro Forma)

(in thousands, except effective tax rate (ETR) information)

	13-Weeks Ended
	April 1,
	2017
	$	ETR(1)
GAAP income tax (benefit) provision	$(150,120)	(171.2)%
Discrete tax items:
Revaluation of deferred tax asset(2)	168,755
Total discrete tax items	168,755
Income tax provision (Pro Forma)	$18,635	21.3%

(1) Effective tax rate is calculated by taking the Income tax provision divided by Income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In first quarter 2017, a $169 million tax benefit was recognized resulting from the revaluation of certain Switzerland deferred tax assets. The revaluation is due to the Company’s election in February 2017 to align certain Switzerland corporate tax positions with international tax initiatives. As this revaluation is not reflective of income tax expense incurred related to the current period earnings, and therefore affects period to period comparability, it has been identified as a discrete tax item.

The net release of uncertain tax position reserves, amounting to approximately $1.0 million and $3.8 million in the first quarter 2017 and 2016, respectively, have not been included as pro forma adjustments in the above presentation of pro forma income tax provision as such amounts tend to be more recurring in nature, and do not affect comparability between periods.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended
	April 1,	March 26,
	2017	2016

Net Income (GAAP)	$237,812	$88,092
Foreign currency losses(1)	37,497	4,839
Tax effect of foreign currency losses(2)	(7,969)	(876)
Discrete tax items(3)	(168,755)	-
Net income (Pro Forma)	$98,585	$92,055

Net income per share (GAAP):
Basic	$1.26	$0.46
Diluted	$1.26	$0.46

Net income per share (Pro Forma):
Basic	$0.52	$0.49
Diluted	$0.52	$0.49

Weighted average common shares outstanding:
Basic	188,333	189,497
Diluted (GAAP)	189,031	189,651

(1) The majority of the Company’s consolidated foreign currency gains and losses are typically driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the pro forma effective tax rate of 21.3% and an effective tax rate of 18.1% for the first quarters of 2017 and 2016, respectively.

(3) The discrete tax items are discussed in the Pro forma Effective Tax Rate section above.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended
	April 1,	March 26,
	2017	2016

Net cash provided by operating activities	$120,395	$129,387
Less: purchases of property and equipment	(25,538)	(13,908)
Free Cash Flow	$94,857	$115,479

Forward-looking pro forma earnings per share (EPS)

Forward-looking pro forma earnings per share excludes the effect of certain discrete tax items and foreign currency gains and losses.

As discussed in the Pro Forma Net Income (Earnings) Per Share section above, management believes that net income (earnings) per share before the impact of foreign currency gains or losses is an important measure in order to permit a consistent comparison of the Company’s performance between periods. The estimated impact of such foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was $0.16 per share for the 13-weeks ended April 1, 2017.

Management believes certain discrete tax items may not be reflective of income tax expense incurred related to current period earnings. Therefore, in order to permit consistent comparison between periods, earnings per share before the effect of such discrete tax items is an important measure. In fiscal 2017, management believes certain discrete tax items will be recognized on a GAAP-basis, that will have an effect on the EPS comparability between periods:

•	The fiscal 2017 pro forma EPS excludes certain tax effects from share-based compensation as a result of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Accounting (“ASU 2016-09”), which may have a material effect on the GAAP-basis effective tax rate. However, the Company is unable to project these amounts due to the dependency of this item on the underlying share price of the Company. The tax effect of ASU 2016-09 was immaterial for the 13-weeks ended April 1, 2017.
•	The fiscal 2017 pro forma EPS excludes the $169 million income tax benefit resulting from the revaluation of certain Switzerland deferred tax assets as discussed in the Pro Forma Effective Tax Rate section above. The impact of this discrete tax item was ($0.89) per share for the 13-weeks ended April 1, 2017.

While management expects the above to have a significant impact on comparability, management is unable to determine if additional significant discrete tax items will be identified in fiscal 2017.